Exhibit 5.2

30/F Alexandra House | 18 Chater Road | Central | Hong Kong

T: +852.2971.4888

milbank.com

UE Resorts International, Inc.

New Seaside Drive, Entertainment City

Barangay Tambo, Parañaque City

Metro Manila 1701

Philippines

April 22, 2022

Ladies and Gentlemen:

We have acted as counsel to UE Resorts International, Inc., a Philippine corporation (the “Company”), in connection with the Registration Statement on Form F-4 of the Company (File No. 333-262897), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 34,375,000 common shares (the “Merger Shares”), par value 0.05 Philippine pesos per common share, 24,250,000 warrants (the “Warrants”) to purchase common shares, par value 0.05 Philippine pesos per common share, of the Company, and 24,250,000 common shares (the “Warrant Shares”), par value 0.05 Philippine pesos per common share, underlying the Warrants.

The Merger Shares and the Warrants are issuable pursuant to the Agreement and Plan of Merger and Share Acquisition (as amended, the “Merger and Share Acquisition Agreement”), dated as of October 15, 2021, as amended by Amendment No. 1 to the Merger and Share Acquisition Agreement, dated as of February 15, 2022 (“Amendment No. 1”) and Amendment No. 2 to the Merger and Share Acquisition Agreement, dated as of March 30, 2022 (“Amendment No.2”), by and among Tiger Resort Asia Ltd., a Hong Kong private limited company (“TRA”), the Company, Project Tiger Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Tiger Resort, Leisure and Entertainment, Inc., a Philippine corporation (“TRLEI”), and 26 Capital Acquisition Corp., a Delaware corporation (“26 Capital”). The Warrant Shares are issuable upon exercise of the Warrants.

In rendering the opinions expressed below, we have examined (i) the Registration Statement; (ii) the Merger and Share Acquisition Agreement, and (iii) such corporate records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion (such agreements, certificates, records and other documents referred to in clauses (i)-(iii) above, collectively the “Documents”).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Merger and Share Acquisition Agreement and other documents as we have deemed necessary as a basis for such opinions.

UE Resorts International, Inc. April 22, 2022	Page 2

For purposes of this opinion we have also assumed that, except in each case to the extent specifically set forth below with respect to the Company, each other party to the Documents (as applicable) is duly organized and validly existing under the laws of the jurisdiction of its organization, each such party has full power and authority (corporate or other) to execute, deliver and perform its obligations under such Documents, such Documents have been duly authorized by all necessary action on the part of such parties, such Documents have been duly executed and delivered by such parties and such Documents are the valid, binding and enforceable obligations of such parties. We have also assumed that (i) in connection with the issuance of the Warrants, the Company will receive consideration in an amount not less than the aggregate par value of the Warrant Shares, in each case covered by each such issuance and (ii) before the issuance of the Warrants, the conditions to consummating the transactions contemplated by the Merger and Share Acquisition Agreement will have been satisfied or duly waived.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Warrants, upon issuance by the Company against payment in accordance with the terms of the Merger and Share Acquisition Agreement, will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case: (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; and (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law.

The foregoing opinion is limited to matters involving the law of the State of New York and the federal law of the United States of America, and we do not express any opinion as to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Milbank LLP